Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2024 FINANCIAL RESULTS
DECLARES FOURTH QUARTER DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - October 31, 2024 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended September 30, 2024.
THIRD QUARTER FINANCIAL HIGHLIGHTS
•Net investment income increased to $0.27 per common share for the quarter ended September 30, 2024 from $0.26 per common share for the quarter ended June 30, 2024.
•Net loss on investments was $0.15 per common share for the quarter ended September 30, 2024. See additional information under “Results of Operations” below.
•Net asset value per common share decreased to $11.29 as of September 30, 2024 from $11.51 as of June 30, 2024.
•As of September 30, 2024, based on fair value, 91% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first lien and second lien loans.
•For the quarter ended September 30, 2024, the investment portfolio’s weighted-average performing income yield increased to 13.6% from 13.4% during the prior quarter, primarily due to the sale of certain structured finance securities and the redeployment of proceeds into higher yielding CLO subordinated note securities.
•The number of issuers with loans on non-accrual status, and the percentage of non-accrual investments to total investments at fair value, remained stable quarter-over-quarter. See additional information under “Portfolio and Investment Activities” below.
OTHER RECENT EVENTS
•On October 29, 2024, our Board of Directors declared a distribution of $0.34 per common share for the fourth quarter of 2024, payable on December 31, 2024 to stockholders of record as of December 20, 2024.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	September 30, 2024	June 30, 2024
Net Investment Income
Net investment income	$0.27	$0.26

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments, net of taxes	$(0.83)	$(0.32)
Net unrealized appreciation on investments, net of taxes	0.68	0.83
Net realized/unrealized gain (loss)	$(0.15)	$0.51

Earnings (Loss)
Earnings (loss)	$0.12	$0.77

Net Asset Value
Net asset value	$11.29	$11.51
Distributions paid	$0.34	$0.34

	As of
(in millions)	September 30, 2024	June 30, 2024
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$394.7	$398.2
Total assets	418.5	407.9
Net assets	151.3	154.2

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	Three Months Ended
Portfolio Yields(1)	September 30, 2024	June 30, 2024
Average performing interest-bearing investments, at cost	$309.4	$322.6
Weighted-average performing income yield - interest-bearing investments(2)	13.6%	13.4%
Weighted-average realized yield - interest-bearing investments(3)	11.8%	11.8%
(1)    The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Three Months Ended
Portfolio Purchase Activity	September 30, 2024	June 30, 2024
Investments in debt and equity investments	$30.4	$5.0
Investments in structured finance securities	18.0	—
Total investment purchases and originations	$48.4	$5.0
As of September 30, 2024, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $394.7 million, which was equal to approximately 106% of amortized cost;
•Debt investments of $231.1 million, of which approximately 82% and 18% were first lien and second lien loans, respectively;
•Equity investments of $89.8 million; and
•Structured finance securities of $73.8 million.
During the quarter ended September 30, 2024, a first lien debt investment with an amortized cost and fair value of $4.5 million and $2.4 million, respectively, was placed on non-accrual status.
During the quarter ended September 30, 2024, we wrote-off a subordinated debt investment, which was previously on non-accrual status, following a partial-recovery payment of $0.3 million, resulting in a net realized loss of $4.4 million. The net realized loss of $4.4 million was fully recognized in prior fiscal periods as an unrealized loss and did not impact our NAV during the quarter.

RESULTS OF OPERATIONS (unaudited)
(in thousands)	Three Months Ended
	September 30, 2024	June 30, 2024
Total investment income	$10,918	$11,165
Expenses:
Interest expense	4,022	4,117
Base management and incentive fees	2,373	2,337
Professional, administration and other expenses	920	1,274
Total expenses	7,315	7,728
Net investment income	3,603	3,437
Net gain (loss) on investments	(1,915)	6,891
Net increase in net assets resulting from operations	$1,688	$10,328

Investment Income
For the quarter ended September 30, 2024, total investment income decreased to $10.9 million from $11.2 million in the prior quarter, primarily due to a decrease in interest income of $0.2 million. The decline in interest income was primarily due to an aggregate decrease of $0.5 million in contractual cash and PIK interest, partially offset by an increase in accretion of interest income on CLO subordinated notes of $0.4 million.
Expenses
For the quarter ended September 30, 2024, total expenses decreased by $0.4 million to $7.3 million compared to the prior quarter, primarily due to decreases in other expenses of $0.2 million and administration fees of $0.1 million.
Net Gain (Loss) on Investments
For the quarter ended September 30, 2024, we recognized a net loss on investments of $1.9 million, primarily comprised of aggregate net losses of $5.6 million on our loan and structured finance securities, and partially offset by net gains of $3.7 million on our equity securities.
The net realized and unrealized loss of $1.9 million includes a total net realized loss of $11.1 million, predominantly comprised of a $7.8 million loss upon the write-off of our debt and equity investments in a portfolio company, which had no impact on our NAV during the quarter as the loss had been substantially recognized in prior fiscal periods.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2024, we had $20.3 million in cash, which includes $8.0 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us.
As of September 30, 2024, we had no outstanding balance and an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California, as well as an unused commitment of $80.9 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. As of September 30, 2024, we had a payable for investments purchased of $14.7 million and outstanding commitments to fund various undrawn revolvers and other credit facilities of portfolio companies totaling $8.5 million.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, November 1, 2024, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (833) 816-1364 (Domestic) or (412) 317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 11, 2024 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #5732379.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2024.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (unaudited)
(Dollar amounts in thousands, except per share data)

	September 30, 2024	December 31, 2023
Assets
Total investments, at fair value (amortized cost of $372,601 and $403,530, respectively)	$394,734	$420,287
Cash and cash equivalents	20,278	45,349
Interest receivable	1,464	2,217
Receivable for investments sold	795	—
Prepaid expenses and other assets	1,267	1,965
Total assets	$418,538	$469,818

Liabilities
Revolving lines of credit	$69,100	$90,500
Unsecured Notes (net of deferred debt issuance costs of $1,933 and $2,667, respectively)	178,067	177,333
SBA debentures (net of deferred debt issuance costs of $0 and $20, respectively)	—	31,900
Interest payable	1,739	3,712
Payable to adviser and affiliates	2,936	3,556
Payable for investments purchased	14,680	—
Other liabilities	711	813
Total liabilities	$267,233	$307,814

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total accumulated losses	(33,670)	(22,971)
Total net assets	151,305	162,004

Total liabilities and net assets	$418,538	$469,818

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$11.29	$12.09

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Investment income
Interest income	$10,613	$14,291	$32,860	$41,785
Dividend income	290	334	3,281	1,453
Fee income	15	26	175	222
Total investment income	10,918	14,651	36,316	43,460
Expenses
Interest expense	4,022	4,913	12,711	14,798
Base management fee	1,472	1,796	4,473	5,573
Income Incentive Fee	901	1,348	3,159	3,866
Professional fees	391	397	1,219	1,262
Administration fee	337	380	1,184	1,302
Other expenses	192	427	934	1,196
Total expenses	7,315	9,261	23,680	27,997
Net investment income	3,603	5,390	12,636	15,463
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	(11,116)	117	(14,622)	(10,295)
Net unrealized appreciation (depreciation), net of taxes	9,201	(3,512)	4,953	(1,312)
Net loss on investments	(1,915)	(3,395)	(9,669)	(11,607)
Loss on extinguishment of debt	—	(194)	—	(213)
Net increase in net assets resulting from operations	$1,688	$1,801	$2,967	$3,643
Net investment income per common share – basic and diluted	$0.27	$0.40	$0.94	$1.15
Net increase in net assets resulting from operations per common share – basic and diluted	$0.12	$0.14	$0.22	$0.27
Distributions declared per common share	$0.34	$0.34	$1.02	$1.00
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

(4)   Registration does not imply a certain level of skill or training

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